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CUSIP No. 685932105               SCHEDULE 13D                     Page 13 of 19
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                                    EXHIBIT 2
                       LETTER DATED DECEMBER 26, 2000 FROM
                     STILWELL ASSOCIATES, L.P. TO THE ISSUER


                            STILWELL ASSOCIATES, L.P.
                             26 Broadway, 23rd Floor
                            New York, New York 10004
                                 (212) 269-5800


                                                               December 26, 2000
By Federal Express and Facsimile
Oregon Trail Financial Corp.
2055 First Street
Baker City, Oregon 97814

Attention: Corporate Secretary

          Re: Demand for Production of List of Shareholders and Records

Ladies and Gentlemen:

         As of the date of this letter, Stilwell Associates, L.P. ("Stilwell Associates") is the holder of record of one hundred shares of common stock of Oregon Trail Financial Corporation (the "Company"). Stilwell Associates hereby demands, pursuant to ORS 60.774, the right to inspect the following records and documents of the Company and to make copies or extracts therefrom during regular business hours of the Company:

                  1. A photocopy of the complete records of the Company's shareholders, certified by the Company's transfer agent(s) and/or registrar(s), showing the name and address of each shareholder and the number of shares registered in the name of each shareholder, including a breakdown of any holdings in the names of Cede & Co. and other similar nominees, as of the close of business on the date hereof; and a photocopy of the Company's most recent list of nonobjecting owners ("NOBO") compiled in accordance with Rules 14(b)(1) and 14(b)(2) under the Securities Exchange Act of 1934 and any updated NOBO lists generated after the date hereof.

                  2. A photocopy of the minutes of any meeting of the Company's board of directors, records of any action of a committee acting in place of the Company's board of directors, minutes of any meeting of the Company's shareholders, records of action taken by the Company's shareholders or board of directors without a meeting, and any financial and accounting records (collectively, the "Records") relating to the Company's plans and goals with respect to increasing shareholder value.

         The purpose of this demand is to enable Stilwell Associates to communicate with the Company's shareholders with respect to matters of mutual interest to the Company's shareholders, including the opportunities for the Company to maximize shareholder value.

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CUSIP No. 685932105               SCHEDULE 13D                     Page 14 of 19
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         In addition, pursuant to ORS 60.774(1) Stilwell Associates hereby requests permission to inspect and copy, during regular business hours, the following ("Additional Information"):

               1. The Company's articles or restated articles of incorporation and all amendments to them currently in effect;

               2. The Company's bylaws or restated bylaws and all amendments to them currently in effect;

               3. Resolutions adopted by the Company's board of directors creating one or more classes or series of shares and fixing their relative rights, preferences and limitations, if shares issued pursuant to those resolutions are outstanding;

               4. The minutes of all shareholders' meetings and records of all action taken by the Company's shareholders without a meeting, for the past three years;

               5. All written communications to shareholders generally within the past three years;

               6. A list of the names and business addresses of the Company's current directors and officers; and

               7. The Company's most recent annual report delivered to the Oregon Secretary of State under ORS 60.787.

         Stilwell Associates will bear the reasonable costs incurred by the Company, including those of its transfer agent(s) or registrar(s), in connection with the production of the information demanded.

         Stilwell Associates hereby designates and authorizes Spencer L. Schneider, Esq., and any other persons designated by him, including local counsel Mary Ann Frantz, Esq., at Miller Nash LLP, to conduct the inspection and copying of the materials relating to the demands stated above. It is requested that the information identified above be made available to Mr. Schneider on or prior to five (5) business days from the date of this letter.

         Please immediately notify Mr. Schneider by telephone at (212) 431-7151 as to when and where the items demanded above will be made available.

         Failure to reply to these demands within five business days of receipt, as required by ORS 60.781, will be considered a refusal of the demands and will result in application for an order from a court of competent jurisdiction to compel the inspection requested.

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CUSIP No. 685932105               SCHEDULE 13D                     Page 15 of 19
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                                                     Very truly yours,

                                                     /s/
                                                     Joseph Stilwell
                                                       General Partner of
                                                       Stilwell Associates, L.P.

Copy to:
Mr. Berniel L. Maughan
President and Chief Executive Officer